                                                                      EXHIBIT 12

                         SECURITY CAPITAL U.S. REALTY
                      STATEMENT REGARDING COMPUTATION OF
                      RATIO OF EARNINGS TO FIXED CHARGES
                                (in thousands $)

                                               Year Ended 31 December          7 July to
                                                                              31 December
                                            1998        1997        1996         1995
Net Earnings (loss) from Operations         77,899      60,309      12,939           76

Add:

     Interest Expense                       36,815      13,595       9,159          163
                                          --------    --------    --------     --------
Earnings as Adjusted                       114,714      73,904      22,098          239
                                          ========    ========    ========     ========
Fixed Charges

     Interest Expense                       25,323      12,240       6,168          163
                                          --------    --------    --------     --------
Total Fixed Charges                       $ 25,323    $ 12,240    $  6,168     $    163
                                          ========    ========    ========     ========
Ratio of Earnings to Fixed Charges          4.5x        6.0x        3.6x         1.5x